SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934

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Check the appropriate box:

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[ X  ]    Definitive Proxy Statement
[    ]    Definitive Additional Materials
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                     Farmers Capital Bank Corporation
             (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Farmers Capital Bank Corporation
One Farmers Bank Plaza
Frankfort, Kentucky  40601

Notice of Annual Meeting of Shareholders to be Held May 14, 1996

  The Annual Meeting of Shareholders of Farmers Capital Bank Corporation (the "Corporation") will be held at the main office of Farmers Bank & Capital Trust Co., One Farmers Bank Plaza, Frankfort, Kentucky, on Tuesday, May 14, 1996 at 11:00 a.m. for the following purposes:

  1. The election of nine directors in the following manner: two directors for one-year terms ending in 1997; three directors for two-year terms ending in 1998; and four directors for three-year terms ending in 1999;

  2. Ratification of the appointment of Coopers & Lybrand, L.L.P. as independent accountants for the Corporation and its subsidiaries for the calendar year 1996; and

  3. The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only shareholders of record at the close of business on April 1, 1996 are entitled to notice of and to vote at this meeting, or any adjournment thereof. The stock transfer books will not be closed.

It is desirable that as many shareholders as possible be represented at the meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. You may revoke the proxy at any time before the authority therein is exercised. Simply complete, date, sign and return the proxy in the enclosed prepaid envelope.

By order of the Board of Directors,

James H. Childers
James H. Childers
Secretary

Frankfort, Kentucky
April 3, 1996

Your Vote Is Important

Please date, sign and promptly return the enclosed proxy in the accompanying postage-paid envelope.

Farmers Capital Bank Corporation
One Farmers Bank Plaza
Frankfort, Kentucky  40601
502/227-1600

Proxy Statement
Annual Shareholders Meeting-May 14, 1996

General

  The Board of Directors of Farmers Capital Bank Corporation (the "Corporation") hereby solicits your proxy for use at the Annual Shareholder's Meeting (the "Meeting"). The Meeting will be held at the main office of Farmers Bank & Capital Trust Co. ("Farmers Bank"), One Farmers Bank Plaza, Frankfort, Kentucky, on Tuesday, May 14, 1996 at 11:00 a.m., or at any adjournment thereof. The persons named as proxies in the form of proxy, Charles S. Boyd and Dr. John P. Stewart, have been designated as proxies by the Board of Directors.

When the enclosed proxy is executed and returned before the Meeting, the shares represented thereby will be voted at the Meeting as specified thereon. Any person executing the enclosed proxy may revoke it prior to the voting at the Meeting by giving written notice of revocation to the Secretary of the Corporation, by filing a proxy bearing a later date with the Secretary or by attending the Meeting and voting his or her shares in person.

This Proxy Statement and the accompanying form of proxy are first being sent to share holders on or about April 3, 1996.

Matters to be Considered

  The matters which the Board of Directors proposes to bring before the shareholders at the Meeting are as follows:

  1. The election of nine directors in the following manner: two directors for one-year terms ending in 1997; three directors for two-year terms ending in 1998; and four directors for three-year terms ending in 1999;

  2. Ratification of the appointment of Coopers & Lybrand, L.L.P. as independent accountants for the Corporation and its subsidiaries for the calendar year 1996.

The nine nominees for director receiving the highest number of votes shall be elected directors, to hold the office for one-, two-, and three-year terms ending in 1997, 1998 and 1999 or until their successors are elected and qualified.

Under Kentucky law, the presence in person or by proxy of at least a majority of the shares of outstanding common stock entitled to vote is necessary to constitute a quorum.

Voting

  Voting rights are vested exclusively in the holders of shares of Corporation Common Stock. A shareholder is entitled to one vote per share of Corporation Common Stock owned on each matter coming before the Meeting except that voting rights are cumulative in connection with the election of directors. In the election of directors, each shareholder is entitled to as many votes as are equal to the number of such shareholder's shares of Corporation Common Stock multiplied by the number of directors to be elected, and the shareholder may cast all such votes for a single nominee or distribute such votes among two or more nominees as the shareholder sees fit. For example, if you own 100 shares of Corporation Common Stock you can give each of the nine nominees 100 votes, one of the nominees all 900 votes or any other division of your 900 votes among the nominees as you see fit. Any vote for the election of directors of the Board of Directors proxy form as described herein will constitute discretionary authority to the named proxies to cumulate the votes to which such proxy forms relate as they shall determine.

  Only shareholders of record at the close of business on April 1, 1996 will be entitled to receive notice of and to vote at the Meeting. On March 15, 1996 there were 3,866,382 shares of Corporation Common Stock issued and outstanding.

  Shareholders being present in person or by proxy representing a majority of the outstanding shares of the Corporation shall constitute a quorum. If a quorum is present, a majority of the votes cast in person or by proxy shall constitute a plurality meaning that the individuals who receive the largest number of votes are elected as directors. Accordingly, any shares not voted (whether by withholding authority, broker's non-vote or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

The following table gives the indicated information as to all persons or entities known to the Corporation to be beneficial owners of more than five (5%) per cent of the shares of Corporation Common Stock. Unless otherwise indicated, beneficial ownership includes both voting power and investment power.

                        Amount and Nature
                        of Beneficial
                        Ownership of
                        Corporation
Name and Address of     Common Stock as of            Percent
Beneficial Owner        March 15, 1996                of Class 1

Farmers Bank & Capital   499,218.7947 2                12.91
Trust Co., as Fiduciary
One Farmers Bank Plaza
Frankfort, KY  40601

1 Based on 3,866,382 shares of Corporation Common Stock outstanding as of March 15, 1996.

2 The shares indicated are held by the Trust Department of Farmers Bank, a subsidiary of the Corporation, in fiduciary capacities as trustee, executor, agent or otherwise. Of the shares indicated, Farmers Bank has the sole right to vote 453,014.7947 shares, or approximately 11.7% of the outstanding shares. All such shares will be voted at the Meeting. Farmers Bank holds no voting power with respect to 46,204 shares of Corporation Common Stock which it holds in a fiduciary capacity.
  In addition, of the shares indicated, Farmers Bank has sole investment power with respect to 227,172 shares (5.89% of outstanding shares), shared investment power with respect to 171,240 shares (4.93% of the outstanding shares) and no investment power with respect to 100,806.7947 shares (2.61% of the outstanding shares).
Election of Directors

  As previously announced, the Corporation's Board of Directors recently has been restructured. Previously, the Board of Directors of the Corporation was comprised of the same individuals who served as the directors of the Corporation's lead bank subsidiary, Farmers Bank. However, in recent years, as the Corporation has expanded the scope of its financial services by acquiring and developing banking and other financial service affiliates with operations in many other communities across Kentucky, the Corporation's other subsidiaries have come to account for over 50% of the Corporation's business.

  The restructuring is intended to accomplish several objectives, including:
(1) separation of the management of the Corporation from the management of Farmers Bank, to enable the Board of Directors of Farmers Bank to focus on management of the bank and to permit the Corporation's Board of Directors to focus more on the overall business and affairs of the Corporation; (2) creation of opportunities for new directors to serve on the Board of Directors of Farmers Bank; and (3) representation on the Corporation's Board of Directors of individuals from other communities served by the Corporation's affiliate banks.

  At a meeting of the Corporation's Board of Directors on March 26, 1996, the following actions were taken: The By-Laws of the Corporation were amended to increase the size of the Board of Directors from 10 to 12 members. In addition, recognizing the importance of this restructuring to the continued growth and success of the Corporation, the following directors of the Corporation voluntarily submitted their resignations in order to facilitate the restructuring: Warner U. Hines, John J. Hopkins, Michael M. Sullivan, William R. Sykes and Joseph C. Yagel. The Board of Directors filled the resulting seven vacancies by appointing J. Barry Banker, James E. Bondurant, James H. Childers, W. Benjamin Crain, Lloyd C. Hillard, Jr., Harold G. Mays and Frank W. Sower, Jr. as directors to serve until the next Annual Meeting of Shareholders. The Board of Directors also nominated each of these new directors for election at the Annual Meeting to the term of office indicated below.

  The dedicated service of Messrs. Hines, Hopkins, Sullivan, Sykes and Yagel as directors of the Corporation is sincerely appreciated. The Corporation will continue to benefit from their valuable participation in management, as they will remain members of the Farmers Bank Board of Directors, with Mr. Hopkins serving as an Advisory Director. Mr. Sykes also will continue to serve as President and Chief Executive Officer of Farmers Bank, and Mr. Sullivan will continue as Senior Vice President of the Corporation's computer services subsidiary, FCB Services, Inc.

  Due to the restructuring of the Board of Directors described above and pursuant to the Corporation's Article of Incorporation, as amended, at the 1996 Annual Meeting of Shareholders there shall be elected a total of nine directors who shall hold office for the terms indicated below, or until their successors are elected and qualified: two directors for one-year terms ending in 1997, three directors for two-year terms ending in 1998, and four directors for three-year terms ending in 1999.

  The persons named in the enclosed proxy will vote such proxy for the election of the nominees listed below for the office of director. If any of the nominees listed has become unavailable for any reason at the time of the Meeting, the persons named in the proxy will vote for such substitute nominee as they, after consultation with the Corporation's Board of Directors, shall determine. The Board of Directors currently knows of no reason why any of the nominees listed below is likely to become unavailable. If considered desirable, cumulative voting will be exercised by the persons named in the proxy to elect as many of such nominees as possible.
                                                    Principal
                   Has Served     Position and      Occupation
Nominee            As Director    Offices with      During the
and age            Since 1        Corporation       Past Five Years 2

                 Nominees for One-year Terms Ending in 1997

Frank W. Sower, Jr.    1996      Director           Appeals Officer,
(56)                                                Internal Revenue Service

J. Barry Banker 3      1996      Director           President of Stewart
(44)                                                Home School

                 Nominees for Two-year Terms Ending in 1998

W. Benjamin Crain      1996      Director;          President, Fourth Street
(56)                             Chairman of        Tobacco Warehouses
                                 the Board of
                                 Directors, United
                                 Bank & Trust Co.
                                 ("United Bank")

Lloyd C. Hillard       1996      Director; President  President and CEO, First
(49)                             CEO and Director,    Citizens Bank from 1992;
                                 First Citizens       Senior Vice President
                                 Bank, Hardin         and Chief Financial
                                 Co., Inc.,           Officer, General Rubber
                                 ("First Citizens     and Plastics Corp. from
                                 Bank")               January 1991

Harold G. Mays         1996      Director             President, H. G. Mays
(61)                                                  Corp. (asphalt paving
                                                      contractor)

                 Nominees for Three-year Terms Ending in 1999

G. Anthony Busseni               President, CEO       President and CEO, First
(48)                             and Director,        Citizens Bank, prior to
                                 Farmers Bank         September 1992, and
                                 and Trust            President and CEO,
                                 Company,             Farmers Georgetown,
                                 Georgetown,          since September 1992
                                 ("Farmers
                                 Georgetown")

James. E. Bondurant    1996      Director;            District Judge, Larue
(66)                             Chairman             County, Kentucky,
                                 of the Board         District Court
                                 of Directors,
                                 First Citizens
                                 Bank

James H. Childers      1996      Director;             Executive Vice
(53)                             Executive Vice        President, Secretary and
                                 President,            General Counsel of the
                                 Secretary and         Corporation since
                                 General Counsel       January 1995; Senior
                                 of the                Vice President,
                                 Corporation           Secretary and General
                                                       Counsel prior to
                                                       January 1995

E. Bruce Dungan*       1982      Director              Retired; President and
(67)                                                   CEO of Corporation from
                                                       May 1988 to December
                                                       1991

                   Continuing Directors Whose Terms Expire in 1997

Charles S. Boyd**      1992      Director;             Senior Vice President
(54)                             President and         and Chief Financial
                                 CEO of the            Officer of the
                                 Corporation           Corporation and Farmers
                                                       Bank, prior to January
                                                       1992; President and CEO
                                                       of the Corporation,
                                                       since January 1992

Dr. John D. Sutterlin   1982     Director;             Dentist, Sutterlin &
(55)                             Director of           Bradshaw, P.S.C.
                                 Farmers Bank

               Continuing Director Whose Term Expires in 1998

Dr. John P. Stewart 3   1982     Chairman of the       Radiologist (retired)
(68)                             Boards of
                                 Directors
                                 of the
                                 Corporation and
                                 Farmers Bank

*Also a director of First Citizens Bank, Horse Cave State Bank ("Horse Cave Bank"), FCB Services, Inc., and Money One Credit of Kentucky, Inc. ("Money One").

**Also a director of United Bank, Lawrenceburg National Bank ("Lawrenceburg Bank"), Farmers Georgetown, First Citizens Bank, Horse Cave Bank, and FCB Services, Inc., all of which are subsidiaries of the Corporation as well as Money One, a subsidiary of Farmers Bank.

1 Refers to the year in which the nominee or the continuing director became a director of the Corporation.

2 None of the corporations or organizations listed in this column, apart from First Citizens Bank, Farmers Georgetown and Farmers Bank, are parents, subsidiaries or affiliates of the Corporation.

3 J. Barry Baker is the son-in-law of Dr. John P. Stewart. Apart from that relationship, no director, executive officer or person nominated or chosen to become a director or executive is related by blood, marriage or adoption in relationship less remote than second cousin to any other director, executive officer or nominee.


None of the nominees or continuing directors is a director of any company with a class of securities registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act, or any company registered as an investment company under the Investment Company Act of 1940.

In addition to the nominees and continuing directors listed in the table above, Mr. Charles T. Mitchell serves as an Advisory Director to the Corporation. The retirement policy for directors of the Corporation states that a director shall retire effective as of the Annual Meeting of Shareholders next following the date on which the director attains age 70. Thereafter, any such director may, at the discretion of the Board of Directors, become an Advisory Director.

During 1995, the Board of Directors of the Corporation had a total of twelve meetings. With the exception of Mr. Bush, each of the Corporation's directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and the committees on which each such director served.



Committees of the Board of Directors


  There are three standing committees of the Board of Directors of the Corporation; the Retirement Committee, the Audit Committee and Compensation Committee. The Retirement Committee consists of William R. Sykes, Charles S. Boyd, G. Anthony Busseni, Brenda Rogers - Secretary of Farmers Bank, James E. Staples - Vice President, Farmers Capital Bank Corporation, Paul H. Vaughn - Executive Vice President of Lawrenceburg National Bank, Charles T. Mitchell, and Harold G. Mays. During 1995, John J. Hopkins served as a member of the committee. During 1995, the Retirement Committee met four times.

  The Audit Committee consists of Charles T. Mitchell, Dr. John P. Stewart, Frank W. Sower, Jr. and J. Barry Banker. During 1995, Warner U. Hines and Joseph C. Yagel, Jr. served on the committee. During 1995, the Audit Committee met four times.

  The Compensation Committee for 1996 consists of Dr. John P. Stewart,
Charles T. Mitchell and Dr. John D. Sutterlin. The Compensation Committee met once during 1995.

Stock Ownership of Management

  The table below gives the indicated information as to the shares of Corporation Common Stock beneficially owned by all directors and nominees, advisory directors and executive officers. Unless otherwise indicated, beneficial ownership includes both voting power and investment power.

                         Amount and Nature of
                         Beneficial Ownership of            Percent
                         Corporation Common                 of
Name                     Stock as of March 15, 1996 1       Class 2

J. Barry Banker                 1,950.000 3                       .05

James E. Bondurant                 55.000                         .00

Charles S. Boyd                 9,527.528 4                       .25

G. Anthony Busseni                323.508 5                       .01

James H. Childers               7,886.163 6                       .20

W. Benjamin Crain                 728.935                         .02

E. Bruce Dungan                 40,245.881 7                     1.04

Lloyd C. Hillard                    78.323 8                      .00

Harold G. Mays                   1,088.874 9                      .02

Charles T. Mitchell             16,500.000 10                     .43

Frank W. Sower, Jr.             21,908.000 11                     .56

John P. Stewart                 37,750.000 12                     .98

John D. Sutterlin               29,731.666 13                     .72

William R. Sykes                 6,721.697 14                     .17

Gordon M. Taylor                17,816.468 15                     .46

All directors and nominees,    192,613.900                       4.98
advisory directors and officers
as a group

1 All entries are based on information provided to the Corporation by its directors and officers. The persons listed, unless otherwise indicated, are the sole owners of the reported securities and accordingly exercise both sole voting and sole investment power over the securities. However, as indicated in the following footnotes, this column includes, in some instances, shares of Corporation Common Stock in which members of the immediate family of the person listed have a specified interest, as well as shares in which entities owned or controlled by the person listed has a specified interest. These shares are reported because of the definition of "beneficial ownership" for purposes of federal securities laws. In each such case, the director disclaims beneficial ownership of any such shares and declares that the filing of this statement shall not be construed as an admission that the director is, for the purposes of sections 13(d) or 14(d) of the Securities Exchange Act of 1934, the beneficial owner of such securities.

2 Based on 3,866,382 shares of Corporation Common Stock outstanding as of March 15, 1996.

3 Includes 1,700 shares held by Farmers Bank in trust for Mr. Banker's wife.

4 Includes 6,743.929 shares held jointly with Mr. Boyd's wife, Lee Boyd; and
385.464 shares held for him in the Employee's Stock Ownership Plan (the ESOP).

5 Includes 218.195 shares held for him in the ESOP and 50.869 shares held by his wife as custodian for his daughter, Kristen E. Busseni.

6 Includes 353.892 shares held in a Keogh Plan Account; 675 shares held in trust for his children with his wife serving as trustee; and 357.271 shares held by the ESOP.

7 Includes 2,625 shares owned by Mr. Dungan's son, Bruce G. Dungan, a Vice President of Farmers Bank; 1,000 shares held by Mr. Dungan's son, Patrick M. Dungan; 21,000 shares owned by Mr. Dungan's wife, Peggy D. Dungan; and 620.881 shares held for him in the ESOP.

8 Includes 23.879 shares held for him by the ESOP.

9 Includes 1,088.874 shares held by H. G. Mays Corp. of which he is the president and principal shareholder.

10 Includes 3,600 shares owned by Mr. Mitchell's wife, Jean G. Mitchell; 3,400 held in an Individual Retirement Account established by Mr. Mitchell with Farmers Bank serving as trustee.

11 Includes 2,008 shares held by his sister, Lynn S. Bufkin, his brother, John
R. Sower and himself as trustees for the grandchildren of his parents; includes 650 shares held by John R. Sower and himself as trustees for Scott A. Sower; includes 9,200 shares held by John R. Sower and himself as trustees for eight grandchildren of his parents.

12 Includes 30,750 shares held by Dr. Stewart as trustee for his own benefit; and 5,000 shares held in trust by Farmers Bank for the benefit of three of his children.

13 Includes 7,950 shares held in a private pension plan established by Dr. Sutterlin with Farmers Bank serving as trustee; and 81.666 shares held by Dr. Sutterlin's three children.

14 Includes 592.874 shares held for him in the ESOP and 684.451 held by his wife, Sue A. Sykes.

15 Includes 400 shares owned by his wife, Joan H. Taylor; and 421.468 held for him in the ESOP.

Further Information As To Management

Compensation

During 1995, Mr. Boyd received compensation from the Corporation as President and Mr. Childers received compensation from the Corporation as Executive Vice President. Messrs. Sykes and Taylor received their compensation through Farmers Bank. The following table shows the cash compensation paid in 1995 by either the Corporation or Farmers Bank to the Corporation's four most highly compensated executive officers.

                                             Long Term Compensation
     Annual Compensation                     Awards         Payouts

(a)    (b)          (c)       (d)       (e)  (f)  (g)  (h)  (i)

                                     Other
Name                                 Annual  Restricted               All Other
and                                  Compen- Stock            LTIP    Compen-
Principal          Salary            sation  Awards  Options/ Payouts sation 2
Position   Year     ($)1    Bonus($)  ($)     ($)    SARs(#)   ($)     ($)

Charles S.
Boyd      1993 160,499.99                                             11,404.14
President 1994 174,922.75  7,103.69                                   14,746.13
& CEO     1995 213,576.65                                             14,543.07

William R.
Sykes
President
& CEO     1993 170,535.98  15,980.08                                  12,643.38
Farmers   1994 170,535.98   6,902.66                                  14,526.79
Bank      1995 173,034.98                                             12,921.40

Gordon M.
Taylor
Treasurer &
EVP       1993 103,352.88   7,054.87                                   7,976.35
Farmers   1994 106,315.38   4,165.02                                   9,253.78
Bank      1995 109,356.38                                              8,472.48

James H.
Childers
EVP,      1993 92,749.97                                               7,143.97
Secr.,    1994 95,749.99   3,770.55                                    8,374.47
Gen.      1995 99,299.00                                               7,671.92
Counsel

1 The compensation indicated in this column includes cash compensation to such persons in all capacities indicated as well as compensation in the form of director's fees for service as a director of one or more of the Corporation's subsidiaries.

2 The amounts reflected in this column include the amounts contributed by the Corporation to the accounts of the named individuals in the Corporation Pension Plan and the Corporation Salary Savings Plan, both of which are described below.


Compensation of Directors

  Directors of the Corporation, other than the Chief Executive Officer, whether active or advisory, receive a quarterly fee of $1,500.00. Dr. John P. Stewart receives $2,000.00 per quarter for serving as Chairman of the Board. In addition, active and advisory directors receive $250.00 per meeting for serving on committees of the Board. All active and advisory directors receive a year end bonus of $4,000.00.

Compliance with Section 16(a) of the Exchange Act:

  According to information provided to the Corporation by its directors and officers, all are in compliance with Section 16(a) of the Act.

Report of Compensation Committee

  The Compensation Committee, in 1994, was composed of Dr. John P. Stewart,
M. D., Chairman of the Board of Directors, Mr. Charles T. Mitchell, CPA, a former Director and now an advisory director, and Mr. Charles O. Bush, a director. The Compensation Committee met in 1994 in order to set Mr. Boyd's salary for 1995 as indicated on the foregoing table. Mr. Boyd's compensation was set at a level consistent with chief executive officers of financial institutions of comparable size according to information available to the committee. His salary for 1995 was well within the third quartile of regional chief executive officers.

  In setting Mr. Boyd's salary for 1995, the Committee's considerations were once again tempered by the fact that in both 1993 and 1994 the operating results of the Corporation were effected by nonrecurring items related to its fraud losses in 1990. While net income apparently decreased from $10.8 million in 1993 to $10.25 million in 1994, net income from normal operations (after eliminating the nonrecurring items) actually rose from $6.9 million in 1993 to $9.7 million in 1994, a 40.6% increase. Likewise, after eliminating the nonrecurring items, the return on average assets rose from .85% in 1993 to 1.16% in 1994, and the return on average equity rose from 7.6% in 1993 to 9.99% in 1994.

  The Compensation Committee believes that the Corporation will continue to rebound from its fraud loss in 1990 and its nonperforming asset problem which existed in 1991. Through the end of 1994, when compared to the year end 1991, nonperforming assets declined approximately $14 million or 61%.

  The chief executive officer is responsible for setting the salaries of the other named executive officers. The setting of those salaries is based on the Corporation's general compensation policy which considers both quantitative and qualitative variables. Those variables consist of, but are not limited to, the performance of the Corporation, performance of the individual subsidiaries, the individual's contribution to performance, industry standards, number of individuals supervised, experience and education in key areas, corporate needs, and current economic conditions.

  The Compensation Committee is also responsible for administering the Corporation's incentive plan. The plan is designed to award incentive payments to all full-time employees of the Corporation and its subsidiaries when certain threshold levels of performance are met. The Committee establishes the incentive threshold at the earnings level recommended by the management of the Corporation. As the earnings of the Corporation exceed that threshold, certain incentive percentages are triggered. For example, if earnings exceed the budgeted threshold by an amount equal to 1% of the full-time employee salaries, then the employees get a 1/2 of 1% incentive payment. Likewise, if the earnings exceed the threshold by 2% of full-time employee salaries, the employees get a 1% incentive payment. In 1994, earnings exceeded the threshold by such an amount that each employee received an additional 4.1% of his salary. For 1995, the threshold was not met and no incentive was paid. For 1996, the threshold has been set at 10% above actual earnings for 1995.

  All amounts of compensation indicated are deductible for income tax purposes.

Dr. John P. Stewart, M.D.
Charles T. Mitchell, C.P.A.
Charles O. Bush

Comparison of Cumulative Total Return among Farmers Capital Bank Corporation,
NASDAQ Market Index and MG Bank Industry Peer Group Index

Measurement Period        Farmers Capital         NASDAQ           MG
 (Fiscal Year Covered)    Bank Corporation        Market Index     Group Index

Measurement Pt - 12/29/90 $100

FYE 12/31/91              $91.28                   $128.38          $163.59
FYE 12/31/92              $128.64                  $129.64          $169.68
FYE 12/31/93              $166.93                  $155.50          $179.35
FYE 12/31/94              $192.82                  $163.26          $189.09
FYE 12/31/95              $217.10                  $211.77          $241.99

Corporation Pension Plan

  The Corporation and its subsidiaries maintain a Pension Plan for their respective employees, which Pension Plan functions both as an employee stock ownership plan and as a money purchase pension plan. Employees who have attained the age of twenty-one and who have completed one year of service are eligible to participate in the Pension Plan. For purposes of the Plan, a year of service is a twelve month period in which an employee works at least 1000 hours. The money purchase portion of the Pension Plan provides that the Corporation shall contribute to the Plan for a Plan Year on behalf of each participant an amount equal to 4% of such participant's compensation for the Plan Year.

  In addition to the money purchase component of the Pension Plan, the Pension Plan also includes an employee stock ownership component. The Pension Plan provides that the Corporation, in addition to its 4% contribution, may at its discretion contribute additional amounts (up to the maximum imposed by federal law) which will be allocated to all participants in the ratio that each participant's compensation bears to all participants' compensation. Such discretionary contributions will be utilized to purchase shares of Corporation Common Stock to be held in the participants' accounts. Such shares of Corporation Common Stock may be acquired from the Corporation, its shareholders or the open market and may be acquired at any price provided that the price does not exceed the market price at the time of the purchase. A 1% discretionary contribution was made to the Pension Plan in 1994.

  Amounts voluntarily contributed by a participant to a tax-deferred account under the Corporation Salary Savings Plan described below are considered as part of the participant's compensation for purposes of computing contributions to the Pens ion Plan. The benefits which a participant can ultimately expect to receive from the Pension Plan are based upon the amount of the annual contributions made by the Corporation to his or her account together with the accumulated value of all earnings on these contributions.

  A participant who has completed seven years of service with the Corporation or its subsidiaries will be 100% vested in the balance of his or her account, with the Pension Plan's complete vesting schedule as follows: three years of service, 20% vested; four years of service, 40% vested; five years of service, 60% vested; six years of service, 80% vested; and seven years of service, 100% vested.

  The Corporation officers listed above in the compensation table participate in the Pension Plan and the amounts shown in the compensation table under the caption " All other compensation" include the amounts contributed in 1995 for the benefit of Corporation officers listed above in the compensation table as follows: Mr. Boyd $8,543.07; Mr. Childers, $3,835.96; Mr. Sykes $6,921.40;
Mr. Taylor $4,236.26; and the executive officers as a group $23,536.69.

Corporation Salary Savings Plan

  The Corporation and its subsidiaries maintain a Salary Savings Plan for their employees who have attained the age of 21 and who have completed one year of service with the Corporation or its subsidiaries. A year of service is a twelve-month period in which an employee works at least 1,000 hours. The Savings Plan provides for four types of contributions, as follows:

  1. Voluntary tax deferred contributions made by the participant.

  2. Matching contributions made by the Corporation.

  3. Discretionary Corporation contributions.

  A participant is permitted to make tax-deferred voluntary contributions under a salary reduction agreement. This deferral of compensation is subject to certain limitations, one of which is the limit imposed by the Internal Revenue Code of 1986, as amended, upon the dollar amount of the deferral. In 1995, such limit was $9,240.00.

  All tax deferred contributions made by a participant up to an amount equal to 4% of such participant's compensation are matched on a dollar-for-dollar basis by a Corporation contribution to the Savings Plan, subject to certain limitations. No matching contributions are made with regard to a participant deferral contribution in excess of 4% of compensation. The Corporation may, in its sole discretion, make additional contributions to the Savings Plan on behalf of participants. The Corporation made no discretionary contribution to the Savings Plan in 1995. Discretionary contributions are allocated among participants in the ratio that each participant's compensation bears to all participant's compensation.

  Amounts voluntarily contributed by a participant to the participant's tax-deferred account under the Savings Plan are considered as part of the participant's compensation for purposes of computing the Corporation's contribution to the Savings Plan.

  The Salary Plan participants are immediately vested in 100% of their tax-deferred voluntary contributions. As to all other amounts contributed by the Corporation to the Savings Plan, the vesting schedule mirrors that of the Corporation Pension Plan enumerated above.

  The amounts shown in the compensation table above under the caption "All Other Compensation" include the matching contribution amounts accrued in 1995 for the benefit of the Corporation officers participating in the Savings Plan, as follows: Mr. Boyd, $6,000.00; Mr. Childers, $3,835.98; Mr. Sykes, $6,000.00; Mr. Taylor, $4,236.22, and the executive officers as a group, $20,072.20.

Transactions with Management

  Farmers Bank, United Bank, Lawrenceburg Bank, First Citizens Bank, Farmers Georgetown Bank and Horse Cave Bank have had banking transactions in the ordinary course of business with directors and executive officers of the Corporation and their associates, and expect to have such transactions in the future. All loans to such persons or their associates have been on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and have not involved more than normal risk of collectability or other unfavorable features, except as follows:

  Farmers Bank has, for a number of years, engaged in banking transactions with Travel Professionals of Frankfort, Inc. and Travel Professionals of Scott County, Inc. (the "TPI Companies"). It is the Corporation's understanding and belief that the following members of the immediate family of a director of the Corporation, Charles O. Bush, Sr., own significant equity interests in, and/or are executive officers of, the TPI Companies: Mr. Bush's children, Charles O. Bush, Jr. and Karen Wilhelm, and their respective spouses, Sandra Bush and David Wilhelm (collectively, the "Bush Family Members"). Such banking transactions have included loans and other extensions of credit by Farmers Bank to the TPI Companies, as well as a factoring arrangement, known as a "business manager agreement". The loans by Farmers Bank to the TPI Companies have been personally guaranteed by the Bush Family Members and two other individuals, Ray Godbey and Virginia Godbey. In addition, some of the loans have been guaranteed by Charles O. Bush, Sr. The loans also have been secured by the accounts receivable of the TPI Companies. Since January 1, 1995, the largest aggregate amount of the TPI Companies' outstanding indebtedness to Farmers Bank has been the principal amount of approximately $2,194,932 plus accrued interest. The principal amount outstanding as of February 7, 1996, was approximately $1,697,388 plus accrued interest. (The amounts in the immediately preceding two sentences do not include contingent liabilities totalling $190,000 on outstanding letters of credit issued by Farmers Bank on behalf of the TPI Companies.) The rates of interest paid or charged on the TPI Companies' indebtedness to Farmers Bank during the period since January 1, 1995 have ranged from 9.75% to 15.5%, depending on the type of loan and on fluctuations in the prime interest rate. During 1995, the TPI Companies defaulted on their obligations to Farmers Bank. Subsequent detailed analysis of the transactions between Farmers Bank and the TPI Companies in recent years has revealed information about possible credit problems of the TPI Companies which existed in years prior to 1995 and which, if then known, would have caused management to have serious doubts as to the ability of the TPI Companies to comply with the debt repayment terms.

  On November 27, 1995, Farmers Bank filed suit in the Circuit Court for Franklin County, Kentucky, against the TPI Companies, Charles O. Bush, Sr., the Bush Family Members, Ray Godbey and Virginia Godbey (collectively, the "Defendants") to collect five loans totalling approximately $1,158,572, plus interest, costs and attorney fees. Each of the Defendants has filed an answer and counterclaim denying liability to Farmers Bank and asserting various claims for damages against Farmers Bank. The Corporation believes that the defenses and claims asserted by the Defendants are without merit, and Farmers Bank has denied any liability to the Defendants. The litigation presently is in the discovery phase and is being vigorously contested. It is anticipated that Farmers Bank will amend its Complaint to assert additional claims against the Defendants in this case.

  In addition to the transactions involving the TPI Companies described above, Farmers Bank has made other loans to Charles O. Bush, Sr., his associates and members of his immediate family. Since January 1, 1995, the largest aggregate amount of such other indebtedness has been the principal amount of approximately $1,636,477 plus accrued interest. The principal amount outstanding as of February 7, 1996, was approximately $1,335,274 plus accrued interest. All such other loans referred to in this paragraph have been on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and have not involved more than normal risk of collectability or other unfavorable features.

  Farmers Bank, United Bank, Lawrenceburg Bank, First Citizens Bank, Farmers Georgetown Bank and Horse Cave Bank have engaged and expect to engage in the future in transactions in the ordinary course of business with directors and executive officers of the Corporation and their associates involving services as a depository of funds, trustee or similar services. All such transactions have been on the same terms as those prevailing at the time for comparable transactions with other persons.

  The Corporation and Farmers Bank purchase certain insurance coverage through the Pat Sullivan Insurance Agency, Inc., paying an annual premium which was $520,028.56 for the Corporation in 1995. Mr. Michael M. Sullivan, a former director and current officer of FCB Services, Inc., is the president, a director, and significant shareholder of the Pat Sullivan Insurance Agency, Inc.

  Farmers Bank pays $13,850 annually to a real estate partnership, Frankfort Plaza Company, for a land lease to the property on which its West Frankfort Branch is located. Mr. Warner U. Hines is a former director of the Corporation and a current director of Farmers Bank, and Dr. John P. Stewart who is a director of both the Corporation and the Bank, are partners in Frankfort Plaza Company.

  Farmers Bank leases the second floor of a building located at 201 West Main Street, Frankfort, Kentucky, to the Charles T. Mitchell Company for $22,000 per year. Mr. Charles T. Mitchell is an advisory director of the Corporation and is a former partner (now retired) in the Charles T. Mitchell Company.


Ratification Of Independent Accountants

  (The Corporation's Board of Directors recommends voting FOR this proposal, which is designated in the Proxy as Item 2. Adoption of this proposal requires the affirmative vote of a majority of the shares of Corporation Common Stock that are voted at the Meeting.)

  The Board of Directors of the Corporation has appointed (subject to shareholder ratification) Coopers & Lybrand, L.L.P. as auditors of the Corporation and its subsidiaries for the year 1996. Coopers & Lybrand, L.L.P. is a nationally known firm. It is one of the six largest accounting firms in the country with offices in several major cities.

  Although it is not legally required, the Board of Directors desires, as a matter of corporate policy, to submit the selection of Coopers & Lybrand, L.L.P. for ratification at the Meeting.

  The following resolution concerning the appointment of independent accountants will be offered at the meeting:
     "RESOLVED, that the appointment by the Board of Directors of Coopers & Lybrand, L.L.P. as auditors of the Corporation and its subsidiaries for the year 1996 is hereby ratified."

  Representatives of Coopers & Lybrand, L.L.P. will be present at the Meeting with the opportunity to make a statement and respond to appropriate questions.

General

  1997 Annual Meeting. It is presently contemplated that the 1997 Annual Meeting of the Shareholders will be held on or about May 13, 1997. In order for any shareholder proposal to be included in the proxy material of the Corporation for the 1997 Annual Meeting of Shareholders, it must be received by the Secretary of the Corporation no later than December 10, 1996. It is urged that any such proposals be sent by certified mail, return receipt requested.

  Expenses. The expense of this solicitation of proxies will be borne by the Corporation. Solicitations will be made by the use of mails, except that proxies may be solicited personally or by telephone by directors and officers of the Corporation. The Corporation does not expect to pay any other compensation for the solicitation of proxies, but will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses in sending proxy materials to their principals.

Other Business

  The Board of Directors does not presently know of any matters which will be presented for action at the Meeting other than the election of directors, and the ratification of the appointment of Coopers & Lybrand, L.L.P. as the Corporation's independent accountants for 1996. However, if any other matters properly come before the Meeting, the holders of proxies solicited by the Board of Directors of the Corporation will have the authority to vote the shares represented by all effective proxies on such matters in accordance with their best judgement.

Annual Report

  Shareholders have concurrently with this Proxy Statement been sent a copy of the Corporation's Annual Report for the year ended December 31, 1995. The sections of said Annual report entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as all financial statements found therein (and reports and notes thereto), are expressly incorporated by reference into this Proxy Statement. The Corporation has filed with the Securities and Exchange Commission an annual report on Form 10-K for the year ended December 31, 1995 under the Securities and Exchange Act of 1934. Upon written request, the Corporation will furnish any person who is a shareholder of the Corporation as of April 1, 1996, a copy of such Form 10-K without charge. Send requests to James H. Childers, Secretary, Farmers Capital Bank Corporation, One Farmers Bank Plaza, Frankfort, Kentucky 40601. The Form 10-K report is not part of this material for the solicitation of proxies.

By Order of the Board of Directors,


James H. Childers
James H. Childers
Secretary

Frankfort, Kentucky
April 1, 1996





                   Farmers Capital
                   Bank Corporation




                   Notice of Annual Meeting
                   and Proxy Statement




                   Annual Meeting Of
                   Shareholders
                   May 14, 1996





                          Proxy card - Appendix



                       Farmers Capital Bank Corporation
                                    Proxy

Solicited by the Board of Directors in accordance with the notice of Annual Meeting of Shareholders and Proxy Statement dated April 3, 1996 for the Annual Meeting of Shareholders to be held May 14, 1996

The undersigned shareholder hereby appoints Charles S. Boyd and Dr. John P. Stewart, or any of them with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Shareholders of Farmers Capital Bank Corporation to be held at Farmers Bank & Capital Trust
Co., One Farmers Bank Plaza, Frankfort, Kentucky on Tuesday, May 14, 1996, at 11:00 a.m., local time, notice of which meeting and accompanying Proxy Statement being hereby acknowledged as having been received by the undersigned, and at any adjournment or adjournments thereof, as fully as the undersigned would be entitled to vote if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as follows:

1. The election of directors of the Corporation as set forth in the Board of Director's Proxy Statement, including discretionary authority of selective cumulation.

  FOR all nominees listed BELOW (except as marked to the contrary below)  Frank
  W. Sower, Jr., J. Barry Banker, W. Benjamin Crain, Lloyd C. Hillard, Harold
  G. Mays, G. Anthony Busseni, James E. Bondurant, James H. Childers and E. Bruce Dungan (or any substitute nominee should any of the above become unavailable for any reason)

  WITHHOLD AUTHORITY to vote for all nominees.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

2. A proposal to ratify the appointment of Coopers & Lybrand as the Corporation's independent accountants for the calendar year 1996: and
  FOR                    AGAINST                  ABSTAIN

3. In their discretion, upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES REFERRED TO IN ITEM 1 (INCLUDING ANY SUBSTITUTE NOMINEE IN THE CASE OF UNAVAILABILITY), AND FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS FOR THE CALENDAR YEAR 1996 AS REFERRED TO IN ITEM 2.

PLEASE DATE AND SIGN BELOW, AND RETURN IN THE ENCLOSED ENVELOPE.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS STATED HEREIN.



Signature of Shareholder(s)

Please sign your name above exactly as it appears on your stock certificate(s). Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.
Date      , 1996